Exhibit 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com
FOR IMMEDIATE RELEASE
November 23, 2005
Enerplus Resources Fund
TSX - ERF.un
NYSE - ERF

CANADIAN FEDERAL GOVERNMENT ANNOUNCES NO CHANGES TO TAX TREATMENT OF INCOME TRUSTS

Calgary, Alberta - Enerplus Resources Fund (“Enerplus”) is pleased to announce that the Minister of Finance of Canada, Mr. Ralph Goodale, has issued a news release regarding income trusts and other flow-through entities announcing no change to the tax treatment of income trusts in Canada and calling an end to the consultation process that was initiated by the federal government in September of 2005. The announcement also calls for a reduction in the personal income tax rate on dividends for Canadians in order to level the playing field between corporations and income trusts.

Mr. Gordon Kerr, President and Chief Executive Officer of Enerplus responded to the announcement by saying “We believe the solution put forward by the federal government is a responsible reaction to the input received to date by the consultation process and should remove the uncertainty surrounding the trust sector”.

Full details including the complete text of Mr. Goodale’s announcement can be found at the following link http://www.fin.gc.ca/news05/05-082e.html along with the backgrounder which provides further information on the enhanced tax credit for dividends from large corporations.

Enerplus Resources Fund is the first energy trust established in Canada with a 20 year track record of growth and a market capitalization of over $6 billion. We employ over 550 people in all facets of oil and gas operations in Canada and the United States.

For further information, please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

Eric Tremblay
Senior Vice-President, Capital Markets
Enerplus Resources Fund

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.